Exhibit 99.1

Einstein Noah Restaurant Group Reports First Quarter 2009 Financial Results

Cash Flow from Operations was $8.5 Million resulting in an Unrestricted Cash Balance of $21.4 Million
Repaid $7.6 Million on First Lien Term Loan
Management provides update on Series Z Preferred Stock redemption

LAKEWOOD, Colo.--(BUSINESS WIRE)--May 7, 2009--Einstein Noah Restaurant Group (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today reported financial results for the first quarter ended March 31, 2009.

Selected Highlights for the First Quarter 2009 Compared to the First Quarter 2008:

  Total revenue of $100.4 million vs. $103.3 million
  System-wide comparable store sales decreased 3.7%
  Net income and diluted EPS of $1.9 million and $0.11, respectively, versus net income and diluted EPS of $3.8 million and $0.23
  First Lien Term Loan repayment of $7.6 million
  Unrestricted cash balance of $21.4 million
  Positive momentum with Franchise and License development

Jeff O’Neill, Chief Executive Officer and President of Einstein Noah, stated, “Our ability to build a ‘best in class’ organization and strong go-forward plan is built on the significant opportunity we have to regain transaction momentum and increase customer loyalty on our brands. Ultimately, our financial performance for the quarter reflected the underlying economic pressure on our customers and the beginning of our deliberate transition to a new approach to building shareholder value over the long term. To that point, we increased marketing investments during the period with the intention of building awareness, trial, and frequency. We also invested in new products like our new bite-sized ‘Bagel Poppers’ and our ‘Free Bagel Friday’ promotion, which generated strong trial and awareness for our brands. While this approach pressured our margins during the quarter, it’s the right thing to do for the business, and the best way to create significant value for shareholders going forward.”

First Quarter 2009 Financial Results

Comparable Store Sales Initiatives

For the first quarter of 2009, system-wide comparable store sales decreased 3.7% while total revenues decreased 2.8% to $100.4 million compared to the prior year. Company-owned restaurant sales fell 3.4% to $90.5 million as a result of a 5.7% decrease in comparable store sales.

In the fourth quarter last year, the Company experienced a 7.6% decline in transactions, which was partially offset by a 4.6% increase in the average check due to pricing. As the Company commenced the first quarter, transactions continued to decline approximately 8% to 9% due to the weakening economic environment. Midway through the period, the Company invested in consumer initiatives focused on its core bagel products, along with new product launches late in the quarter. The consumer response and acceptance of these initiatives has been encouraging with transaction declines moderating substantially for the balance of the first quarter.

New Units and Development

Franchise and license locations continued a trend of positive comparable store sales in the first quarter of 2009, posting a 3.7% increase. The Company also benefitted from a net increase of 29 additional license restaurants and a net increase of one franchise restaurant, partially offset by a decrease of three non-core franchise restaurants since April 1, 2008. The effect of the new locations and comparable store sales helped drive franchise and license related revenues up 17.6% to $1.8 million in the first quarter of 2009 compared to the first quarter of 2008.

During the first quarter, the Company opened one franchised Einstein Bros. location as well as five Einstein Bros. licensed locations. In addition, the Company entered into two new Einstein Bros. development agreements for a total of 11 locations.

For the remainder of the year, the Company anticipates the opening of six new Company-owned stores, five to seven additional franchised locations, and 25 to 30 additional licensed locations. The development pipeline continues to expand and create a meaningful backlog of new locations for the future.

Other Operating Items

Manufacturing and commissary revenues increased 0.5% to $8.1 million in the first quarter of 2009, resulting in gross profit of $1.1 million, compared to gross profit of $0.2 million in the first quarter last year. This improvement was attributed to moderate price increases, lower raw ingredient costs, as well as production and labor efficiencies at the Company’s bagel manufacturing facility.

General and administrative expenses declined $1.5 million to $9.3 million in the first quarter of 2009 compared to $10.7 million in the first quarter in the prior year. This was related largely to the impact of the Company’s organizational restructuring that occurred in the fourth quarter of 2008 and lower stock-based compensation expense.

Net income was $1.9 million in the first quarter of 2009, or $0.11 per diluted share, compared to net income of $3.8 million, or $0.23 per diluted share, in the same quarter last year.

Margin Improvement Initiatives

While the cost of major agricultural commodities were relatively flat during the first quarter of 2009, the Company expects these costs to decrease between $1.2 to $1.5 million for the balance of the year compared to the same period in 2008. In addition, during the quarter, the Company finalized a comprehensive plan to drive productivity improvements in the areas of SKU rationalization, labor efficiencies and food cost management. These initiatives are currently being implemented in the second quarter and the Company expects the aggregate of these initiatives to restore store level margins to historic levels in the back half of 2009. Furthermore, the Company has targeted price advances in the 1.5 to 2.0% range, which are projected to have an immediate favorable impact on margins.

Rick Dutkiewicz, Chief Financial Officer of Einstein Noah, said, “Even in this volatile consumer environment, our ‘asset light’ investment model continues to generate substantial cash from operations, and build our cash position. We intend to deploy our capital in a manner that strengthens our overall financial condition. This year, we have limited new Company-owned development and, instead, are devoting the majority of our capital expenditures to remodeling older units. This approach carries a proven return on investment and enhances both our service and relevance to guests. In addition, we are working with quality franchisees and licensees who are experienced operators, capable of safeguarding our brand equity while pursuing long-term unit growth. This is an important, high-margin business and one that we believe has significant potential as part of our long-term strategic plan."

Series Z Preferred Update

During the first quarter, the Company remained in full compliance with it debt covenants and paid down $7.6 million on its First Lien Term Loan. As previously stated regarding our Series Z Preferred Stock, our goal was and still remains to pay down a significant portion of the redemption on June 30, 2009. To the extent the Series Z Preferred stock is not redeemed in full on June 30, 2009, the unredeemed portion requires additional redemption in an amount that is 250 basis points higher than the highest rate of our funded debt. As of today, the highest rate in effect is 5.52%. With these features in place, we plan to make a significant payment on June 30, 2009, as well as additional redemptions until the Series Z Preferred Stock has been redeemed in full. It is important to understand that this is redeemable preferred stock, not debt, within our credit facility. As such, we have considerable flexibility for redeeming the preferred stock.

Conference Call Today

The Company will host a conference call to discuss first quarter 2009 financial results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). Hosting the call will be Jeff O’Neill, president and chief executive officer, and Richard Dutkiewicz, chief financial officer.

The dial-in numbers for the conference call are 1-800-762-8779 for domestic toll-free calls and 1-480-248-5081 for international. A telephone replay will be available through May 12, 2009, and may be accessed by dialing 1-800-406-7325 for domestic toll-free calls or 1-303-590-3030 for international. The conference replay access code is 4048350#.

To access a live webcast of the call, please visit Einstein Noah's website at www.einsteinnoah.com. A replay of the webcast will be available on the website for at least four weeks.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros.® Bagels and Noah's New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company's retail system consists of more than 600 restaurants, including more than 100 license locations, in 36 states plus the District of Columbia. It also operates a dough production facility. The company's stock is traded under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "plan to," "is designed to," "expectations," “prospects,” "intend," "indications," "expect," "should," "would," "believe," “target”, "trend", “contemplate,” “set the foundation for” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to (i) the results for period over period revenue, gross profit, operating income, net income, depreciation and amortization, comparable store sales and margin performance are not necessarily indicative of future results, and our expectations for 2009 results are subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (ii) the results for the 2009 first quarter are not necessarily indicative of future results, which are subject to a variety of factors, including consumer preferences and the economy and increasing utility and other costs, and other seasonal effects; (iii) our ability to regain transaction momentum, increase customer loyalty and improve transactions is dependent upon consumer acceptance of our products and marketing initiatives, general economic and market conditions, among other factors; (iv) our ability to restore store level margins is dependent upon the success of our plans for productivity improvements, particularly SKU rationalization, labor efficiencies and food cost management, which, in turn, are dependent upon our ability to execute on these initiatives; (v) the favorable impact of any price increases on margins is dependent upon a variety of factors, including our ability to hold costs down, consumer acceptance of any increases and market conditions (vi) the ability to develop and open new company-owned, licensed and franchised restaurants and continue our upgrade program for company-owned restaurants and opportunities for franchised and licensed locations are dependent upon the availability of capital, the availability of desirable locations, reaching favorable lease terms, as well as the availability of contractors and materials, and the ability to obtain necessary permits and licenses; (vii) our ability to pursue unit growth and realize significant potential from franchise and licensed locations is dependent, in turn, upon the factors listed in (iv) and (vi), above and our ability to attract franchisees and licensees, negotiate favorable agreements, and their ability to secure financing; (viii) whether the parties to development agreements open the anticipated number of franchise locations is subject to a variety of factors mentioned above including the availability of capital, the availability of desirable locations, reaching favorable lease terms, as well as the availability of contractors and materials, and the ability to obtain necessary permits and licenses, hire personnel and general economic and market conditions, among other factors; (x) our ability to accelerate our marketing and merchandising efforts is dependent upon available resources, innovative ideas and production and distribution of materials; (ix) our ability to lower costs of agricultural commodities is dependent upon weather, crop sizes and production, the market, economic conditions, including market and inflationary pressures; (x) past returns on investment in upgrading existing units are not necessarily indiciative of future results and depend on a variety of factors including the availability of suppliers, contractors and materials on favorable terms, the ability to obtain necessary permits and licenses, as well as the general factors discussed above; (xi) our deployment of capital to strengthen our financial condition is dependent upon a variety of factors including general and specific market conditions, the economy, and other factors described above; and (xii) our ability to redeem some or all of our Series Z Preferred Stock and the redemption strategy are dependent upon our ability to generate cash from operations and the results of our discussions with the holder of the shares of the Series Z Preferred Stock, among other factors. These and other risks are more fully discussed in the Company's SEC filings.

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	13 weeks ended		Increase/	13 weeks ended
	(dollars in thousands)		(Decrease)	(percent of total revenue)
	April 1,	March 31,	2009	April 1,	March 31,
	2008	2009	vs. 2008	2008	2009
Revenues:
Company-owned restaurant sales	$93,610	$90,454	(3.4%)	90.7%	90.1%
Manufacturing and commissary revenues	8,088	8,127	0.5%	7.8%	8.1%
Franchise and license related revenues	1,566	1,842	17.6%	1.5%	1.8%
Total revenues	103,264	100,423	(2.8%)	100.0%	100.0%

Cost of sales:
Company-owned restaurant costs
Cost of goods sold	27,985	27,419	(2.0%)	27.1%	27.3%
Labor costs	28,950	28,645	(1.1%)	28.0%	28.5%
Other operating costs	8,878	9,574	7.8%	8.6%	9.5%
Rent and related, and marketing costs	10,012	11,359	13.5%	9.7%	11.3%
Total company-owned restaurant costs	75,825	76,997	1.5%	73.4%	76.6%

Manufacturing and commissary costs	7,860	6,997	(11.0%)	7.6%	7.0%
Total cost of sales	83,685	83,994	0.4%	81.0%	83.6%

Gross profit:
Company-owned restaurant	17,785	13,457	(24.3%)	17.2%	13.4%
Manufacturing and commissary	228	1,130	395.6%	0.2%	1.1%
Franchise and license	1,566	1,842	17.6%	1.5%	1.8%
Total gross profit	19,579	16,429	(16.1%)	19.0%	16.3%

Gross profit percentages:
Company-owned restaurant	19.0%	14.9%	(21.6%)	*	*
Manufacturing and commissary	2.8%	13.9%	396.4%	*	*
Franchise and license	100.0%	100.0%	0.0%	*	*

Operating expenses:
General and administrative expenses	10,743	9,280	(13.6%)	10.4%	9.2%
Depreciation and amortization	3,204	4,033	25.9%	3.1%	4.0%
Loss on sale, disposal or abandonment of assets, net	69	(1)	**	0.1%	(0.0%)
Income from operations	5,563	3,117	(44.0%)	5.4%	3.1%
Other expense:
Interest expense, net	1,579	1,190	(24.6%)	1.5%	1.2%
Income before income taxes	3,984	1,927	(51.6%)	3.9%	1.9%
Provision for income taxes	142	77	(45.8%)	0.1%	0.1%
Net income	$3,842	$1,850	(51.8%)	3.7%	1.8%

Net income per common share – Basic	$0.24	$0.12	(50.0%)	*	*
Net income per common share – Diluted	$0.23	$0.11	(52.2%)	*	*

Weighted average number of common shares outstanding:
Basic	15,890,879	16,025,935	0.8%	*	*
Diluted	16,451,556	16,216,152	(1.4%)	*	*

* not applicable
** not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	13 weeks ended
	April 1,	March 31,
	2008	2009
OPERATING ACTIVITIES:
Net income	$3,842	$1,850
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	3,204	4,033
Stock-based compensation expense	506	255
Loss, net of (gains), on disposal of assets	69	(1)
Provision for losses on accounts receivable	(24)	(47)
Amortization of debt issuance and debt discount costs	113	144
Changes in operating assets and liabilities:
Restricted cash	33	54
Accounts receivable	23	45
Accounts payable and accrued expenses	2,890	2,023
Other assets and liabilities	659	146

Net cash provided by operating activities	11,315	8,502

INVESTING ACTIVITIES:
Purchase of property and equipment	(5,742)	(3,699)
Proceeds from the sale of equipment	4	-
Acquisition of restaurant assets	(7)	-

Net cash used in investing activities	(5,745)	(3,699)

FINANCING ACTIVITIES:
Payments under capital lease obligations	(20)	(22)
Repayments under First Lien Term Loan	(1,225)	(7,638)
Proceeds upon stock option exercises	184	-

Net cash used in financing activities	(1,061)	(7,660)

Net increase (decrease) in cash and cash equivalents	4,509	(2,857)
Cash and cash equivalents, beginning of period	9,436	24,216
Cash and cash equivalents, end of period	$13,945	$21,359

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)
(Unaudited)

	December 30,	March 31,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$24,216	$21,359
Restricted cash	526	472
Accounts receivable, net of allowance of $216 and $230, respectively	6,459	6,461
Inventories	5,290	5,061
Prepaid expenses and other current assets	4,774	4,927
Total current assets	41,265	38,280

Property, plant and equipment, net	59,747	58,564
Trademarks and other intangibles, net	63,831	63,831
Goodwill	4,981	4,981
Debt issuance costs and other assets, net	3,105	2,982

Total assets	$172,929	$168,638

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,123	$5,649
Accrued expenses and other current liabilities	22,160	22,807
Current portion of long-term debt	8,088	5,752
Current portion of obligations under capital leases	61	42
Mandatorily redeemable, Series Z Preferred Stock, $.001 par
value, $1,000 per share liquidation value; 57,000 shares
authorized; 57,000 shares issued and outstanding	57,000	57,000

Total current liabilities	92,432	91,250

Long-term debt	79,787	74,485
Long-term obligations under capital leases	38	35
Other liabilities	14,323	14,216
Total liabilities	186,580	179,986

Commitments and contingencies

Stockholders’ deficit:
Series A junior participating preferred stock, 700,000 shares authorized; no shares issued and outstanding
Common stock, $.001 par value; 25,000,000 shares
authorized; 15,969,167 and 16,032,943 shares issued and outstanding	16	16
Additional paid-in capital	264,179	264,434
Accumulated other comprehensive loss	(2,470)	(2,272)
Accumulated deficit	(275,376)	(273,526)
Total stockholders’ deficit	(13,651)	(11,348)

Total liabilities and stockholders’ deficit	$172,929	$168,638

Additional financial data:

As of
March 31, 2009
Trailing twelve months average unit volume	$894,000

For the thirteen
weeks ended
March 31, 2009
Weekly per store sales average	$16,354
Total store weeks	5,531
Average check	$7.24
Increase in discounts on sales from marketing promotions compared to the thirteen weeks ended April 1, 2008	$1,200,000

CONTACT:
For Einstein Noah Restaurant Group
Investor Relations:
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8200
rgross@icrinc.com